                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

 Information to be included in Statements filed pursuant to Rules 13d-1(b)(c), and (d) and Amendments thereto filed pursuant to Rule 13d-2(b)


                                 EARTHWEB INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  27032 C 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               November 10, 1998
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate space to designate the rule pursuant to which this
Schedule is filed:

                Rule 13d-1(b)
          ---
                Rule 13d-1(c)
          ---
           X    Rule 13d-1(d)
          ---

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
CUSIP No.   27032 C 10 8
------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

               Warburg, Pincus Ventures, L.P.  13-3784037
------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]
                                                                     (b) [x]

------------------------------------------------------------------------------
      3        SEC USE ONLY

------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
------------------------------------------------------------------------------
                     5  SOLE VOTING POWER
  NUMBER OF
                        - 0 -
   SHARES
             -----------------------------------------------------------------
                     6  SHARED VOTING POWER
BENEFICIALLY            2,250,833

  OWNED BY
             -----------------------------------------------------------------
                     7  SOLE DISPOSITIVE POWER
    EACH                - 0 -

  REPORTING
             -----------------------------------------------------------------
                     8  SHARED DISPOSITIVE POWER
   PERSON
                        2,250,833
    WITH
------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,250,833
------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                   [ ]

------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               28.5%
------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

               PN
------------------------------------------------------------------------------

                                  SCHEDULE 13G
CUSIP No.   27032 C 10 8
------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

               E.M. Warburg, Pincus & Co., LLC  13-3536050
------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]
                                                                     (b) [x]

------------------------------------------------------------------------------
      3        SEC USE ONLY

------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York
------------------------------------------------------------------------------
                     5  SOLE VOTING POWER
  NUMBER OF             - 0 -

   SHARES
             -----------------------------------------------------------------
                     6  SHARED VOTING POWER
BENEFICIALLY
                        2,250,833
  OWNED BY
             -----------------------------------------------------------------
                     7  SOLE DISPOSITIVE POWER
    EACH
                        - 0 -
  REPORTING
             -----------------------------------------------------------------
                     8  SHARED DISPOSITIVE POWER
   PERSON
                        2,250,833
    WITH
------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,250,833
------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                   [ ]

------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               28.5%
------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

               OO
------------------------------------------------------------------------------

                                  SCHEDULE 13G
CUSIP No.   27032 C 10 8
------------------------------------------------------------------------------
       1       NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

               Warburg, Pincus & Co.  13-6358475
------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]
                                                                     (b) [x]

------------------------------------------------------------------------------
      3        SEC USE ONLY

------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York
------------------------------------------------------------------------------
                     5  SOLE VOTING POWER
  NUMBER OF
                        - 0 -
   SHARES
             -----------------------------------------------------------------
                     6  SHARED VOTING POWER
BENEFICIALLY
                        2,250,833
  OWNED BY
             -----------------------------------------------------------------
                     7  SOLE DISPOSITIVE POWER
    EACH
                        - 0 -
  REPORTING
             -----------------------------------------------------------------
                     8  SHARED DISPOSITIVE POWER
   PERSON
                        2,250,833
    WITH
             -----------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,250,833
------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                    [ ]

------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               28.5%
------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

               PN
------------------------------------------------------------------------------

SCHEDULE 13G

ITEM 1.

        (a)  Name of Issuer:

             EarthWeb Inc.

        (b)  Address of Issuer's Principal Executive Offices:

             3 Park Avenue
             New York, NY  10016

ITEM 2.

        (a)  Name of Person Filing:

             Warburg, Pincus Ventures, L.P.

             E.M. Warburg, Pincus & Co., LLC

             Warburg, Pincus & Co.

                    All of the shares indicated are owned directly by Warburg, Pincus Ventures, L.P. ("WPV"). Warburg, Pincus & Co. ("WP"), the sole general partner of WPV, has a 15% interest in the profits of WPV, and also owns approximately 1.2% of the limited partnership interests in WPV. Lionel I. Pincus is the managing partner of WP and the managing member of E.M. Warburg, Pincus & Co., LLC ("EMW LLC") and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP.

        (b)  Address of Principal Business Officer or, if none, Residence:

             466 Lexington Avenue
             New York, NY  10017

        (c)  Citizenship:

             New York

        (d)  Title of Class of Securities:

             Common Stock $.01 par value

        (e)  CUSIP Number:

             27032 C 10 8

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR
         (C), CHECK WHETHER THE PERSON FILING IS:

         Not applicable.

ITEM 4.  OWNERSHIP.

        (a)  Amount Beneficially Owned:

             2,250,833 shares of Common Stock

        (b)  Percent of Class:  28.5%

        (c)  Number of shares as to which such person has:

             (i)    Sole power to vote or to direct the vote

             (ii)   Shared power to vote or to direct the vote

                    2,250,833 shares of Common Stock

             (iii)  Sole power to dispose or to direct the disposition of

             (iv)   Shared power to dispose or to direct the disposition of

                    2,250,833 shares of Common Stock

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF THE GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              Date:  February 12, 1999


                              WARBURG, PINCUS VENTURES, L.P.

                              By:  Warburg, Pincus & Co., General Partner

                              By:      /s/ Stephen Distler
                                 -------------------------------------------
                                              Stephen Distler, Partner


                              E.M. WARBURG, PINCUS & CO., LLC


                              By:      /s/ Stephen Distler
                                 -------------------------------------------
                                              Stephen Distler, Member


                              WARBURG, PINCUS & CO.


                              By:       /s/ Stephen Distler
                                 -------------------------------------------
                                              Stephen Distler, Member